IMAX CORPORATION
Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX PROVIDES STATUS REPORT IN CONNECTION WITH DELAYED FILING
AND UNAUDITED FINANCIAL RESULTS
Toronto, Canada — May 24, 2007 — IMAX Corporation (NASDAQ:IMAX; TSX:IMX) today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission (“OSC”). These guidelines contemplate that the Company will normally provide bi-weekly updates on its affairs until such time as the Company is current with its filing obligations under applicable Canadian provincial securities laws.
The Company reported that, with regard to its accounting review in connection with revenue recognition for the years 2002-2006, it had completed the process of initial gathering of relevant documents in regard to the transactions being reviewed and has followed up on identified issues related to the review. The Company has formed preliminary accounting judgments under U.S. Generally Accepted Accounting Principles as to the overall application of U.S. GAAP in connection with revenue recognition, and is now in the process of discussing those preliminary judgments with its Audit Committee, Board of Directors, auditors, counsel and independent consultants. The Company further reported that, after these discussions, due to the complexity of the issues involved and its desire to complete and file its financial statements as expeditiously as possible, it will consult with the U.S. Securities & Exchange Commission (“SEC”) and the OSC before completing and filing such statements.
The Company reported that, as of the end of the first quarter of 2007, it had signed 13 theatre systems, two of which were joint venture arrangements and three of which were subject to certain conditions, compared to 8 signings in the first quarter of 2006, none of which were joint venture arrangements or subject to conditions. The Company installed 3 theatre systems in the first quarter of 2007, 2 of which are now open to the public, with the third scheduled to open on June 1, 2007, compared to 1 system installed in the first quarter of 2006. As of the end of the first quarter of 2007, the Company had 79 systems in backlog with a contract value of $120.7 million.
The Company ended the first quarter of 2007 with $27.4 million in cash and short-term investments and had not drawn down on its credit facility.
On the film side, the Company reported that Spider-Man 3: The IMAX Experience, released on May 4, 2007, has grossed approximately $16.4 million to date. The Company released 300: The IMAX Experience on March 9, 2007, which has grossed $22.8 million to date. Night at the Museum: The IMAX Experience, which opened in late December 2006, grossed $17.5 million, and Happy Feet: The IMAX Experience, which opened in November 2006, grossed $16.6 million.
The Company reported that, due to the development of its new digital projection system, which the Company expects to roll out in 2009, R&D expenses are expected to be higher in 2007 versus 2006.

The Company reported that it expects to report a narrower operating loss for the first quarter of 2007 versus the first quarter of 2006, when the Company had a loss from continuing operations of $.20/share.
The Company reported that on May 24, 2007, representatives from the Company and its legal counsel participated in a hearing before a NASDAQ Listing Qualifications Panel to request an extension of time for the Company to come into compliance with the marketplace rule requiring timely filing of financial statements with the SEC. It is expected that the Panel will issue a written decision within 30 days. Delisting of the Company’s common shares has been stayed pending the Panel’s decision.
All the results noted above are unaudited, preliminary results before the additional impact of costs or any adjustments related to the restatement and revenue recognition review of the Company’s financial statements.
Except as to the above, and those matters described in the Company’s press releases of April 3, 2007, April 5, 2007, April 9, 2007, April 12, 2007, April 13, 2007, April 16, 2007, April 26, 2007, May 10, 2007 and May 18, 2007, there have been no material developments in the matters reported in the Company’s press release “IMAX to Delay Filing of 2006 10-K” dated March 29, 2007. Management continues to be subject to a cease trade order imposed by Canadian provincial securities regulators.
The Company previously announced that it would delay the filing of its annual report on Form 10-K for fiscal 2006 and its quarterly report on Form 10-Q for the quarter ended March 31, 2007 due to the discovery of certain accounting errors and has since broadened its accounting review to include certain other accounting matters based on comments received by the Company from the SEC and OSC. The Company is currently working diligently and devoting necessary resources to complete the report and filing as soon as practicable.
The statements set forth in this press release are preliminary, reflect information currently known to the Company and are subject to change as a result of the accounting review and restatement process, subsequent events and the completion of the financial statements by management and the audit of the financial statements by the Company’s independent auditors, PricewaterhouseCoopers, LLP.
The Company’s next bi-weekly status update is expected to be released during the week of June 4, 2007.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX® network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX® and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the outcome of the accounting review and related matters discussed in this press release, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting, the extent and impact of the restatement of our financial statements, the outcome of the appeal of the NASDAQ Staff Determination letters and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
For additional information please contact:

Media:	Business Media:	Investors:
IMAX Corporation, New York Sarah Gormley 212-821-0155 sgormley@imax.com	Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com	Integrated Corporate Relations Amanda Mullin 203-682-8243 Amanda.Mullin@icrinc.com